UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           May 9, 2006
WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in charter)

Bermuda	1-31339	98-0371344
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

515 Post Oak Blvd., Suite 600, Houston, Texas	77027-3415
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 693-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 9, 2006, at our annual meeting of shareholders, our shareholders approved the adoption of the Weatherford International Ltd. 2006 Omnibus Incentive Plan. The terms of that plan are described under the heading “Proposal No. 3” in our proxy statement for that annual meeting, which was filed with the Securities and Exchange Commission on March 23, 2006. The description under that heading is incorporated into this filing.
Item 1.02. Termination of a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 15, 2006, Ian E. Kelly, Senior Vice President and President — Precision Drilling International division, and we agreed that his Employment Agreement dated September 1, 2005, would terminate as of May 17, 2006. As a result of this termination, Mr. Kelly will receive a severance payment of (a) two times the sum of his current base salary and his 2005 bonus, (b) any accrued and unpaid salary and pro-rated bonus for year 2006, (c) two times all employer contributions we made on his behalf to deferred compensation plans in the past year and (d) two times all fringe benefits we paid to him in the past year. Any unvested restricted share grants he holds will become fully vested on his termination.
Item 5.03. Other Events
     On May 9, 2006, at our annual meeting of shareholders, our shareholders approved an increase in our authorised share capital from $510,000,000, consisting of 500,000,000 common shares and 10,000,000 preference shares, to $1,010,000,000, by the creation of 500,000,000 additional common shares, as described in our proxy statement for that annual meeting.
Item 9.01. Financial Statements and Exhibits
          (c) Exhibits
4.1      Certificate of Assistant Secretary as to the adoption of a resolution increasing authorised share capital.
10.1     Weatherford International Ltd. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to our Form DEF 14A (file no. 001-31339) filed March 23, 2006).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: May 15, 2006	/s/ LISA W. RODRIGUEZ
Lisa W. Rodriguez,
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX
  4.1      Certificate of Assistant Secretary as to the adoption of a resolution increasing authorised share capital.
10.1      Weatherford International Ltd. 2006 Omnibus Incentive Plan (incorporated by reference to Appendix A to our Form DEF 14A (file no. 001-31339) filed March 23, 2006).